Investor Relations Contact Linda Rothemund (415) 445-3236

Jazz Technologies, Inc. Announces First Quarter 2008 Financial Results; Ratification of New Union Contract Proposal

Newport Beach, CA - (May 7, 2008) - Jazz Technologies, Inc. (Amex: JAZ) today announced financial results for the first quarter ended March 28, 2008.

First Quarter Financial Results
First quarter 2008 revenues were $50.8 million. Specialty process business generated $39.2 million, or 77% of total revenues. First quarter net loss was $4.0 million or $0.22 per share as compared to net loss of $4.5 million or $0.22 per share in the fourth quarter of 2007. Net loss in the first quarter 2008 and in the fourth quarter 2007 included the impact of a $0.8 million and a $1.9 million net gain, respectively, relating to the purchase of a portion of Jazz Technologies’ convertible senior notes at a discount to their principal amount.

First quarter 2008 EBITDA, a non-GAAP measurement, was $8.5 million, compared to fourth quarter EBITDA of $8.2 million. First quarter 2008 free cash flow, also a non-GAAP measure, was $3.5 million as compared to fourth quarter free cash flow of $4.3 million. Excluding gain from the purchase of convertible senior notes, first quarter free cash flow was $2.7 million, compared to fourth quarter free cash flow of $2.4 million.

An explanation of EBITDA and free cash flow and a reconciliation of both measures to net loss is set forth at the end of this press release.

First quarter 2008 capital expenditures were approximately $2.2 million. During the quarter, Jazz Technologies had net cash interest expense of $2.8 million. First quarter 2008 depreciation and amortization expense was $9.4 million compared to $9.7 million in fourth quarter 2007.

Capacity utilization was approximately 88% during the first quarter 2008 as compared to approximately 93% during the fourth quarter 2007. Jazz Technologies estimates second quarter 2008 capacity utilization will be approximately 67%.

“Our first quarter continued to generate free cash flow despite a seasonally weaker quarter,” said Gil Amelio, chairman and chief executive officer of Jazz Technologies. “We made further progress in newly entered end markets and applications during the quarter, particularly power management. Positive design win momentum in the quarter suggests we are on path to diversifying Jazz’s revenue base.”

Ratification of New Union Contract Proposal

On May 5, 2008, Jazz’s fab employees who are members of Local Union No. 2295 of the International Brotherhood of Electrical Workers of the AFL-CIO voted to ratify a new contract proposal that will extend the IBEW collective bargaining agreement at Jazz’s facility through December 18, 2009. Jazz expects the new contract to reduce costs significantly during the remainder of 2008 and in 2009.

“We want to thank the union representatives and our loyal employees for working with us in a spirit of cooperation to help keep Jazz competitive in an increasingly global economy,” said Gil Amelio, chairman and chief executive officer of Jazz. “In doing so, they have helped us to protect wages and benefits for our workforce and to continue to provide good manufacturing jobs in our Southern California community.”

Business Highlights

•
Announced enhancements to its advanced high voltage BCD power platform including the addition of an ultra low on-resistance scalable power device. This device can enable up to a fifty percent smaller die size in certain critical power applications.

•	Released advanced MOS varactor model libraries enabling faster time to market for wireless products.
•
Appointed Richard Nakajima, Cubic Micro as Japan country manager. The Cubic Micro office in Japan will serve as a base to accelerate business and provide sales, marketing and customer support for Jazz's specialty process technologies to address the needs of RF, power, and high precision analog markets.

•	First quarter design wins reached their highest level in any quarter in recent years, including four new design wins in the optical market.

Capital Structure

During the first quarter, the company also repurchased convertible senior notes to reduce the company's debt obligations and lower its cost of capital at a purchase price of 82% of the principal amount of the notes, paying $4.1 million to purchase $5.0 million in principal amount of notes.

As of March 28, 2008, Jazz Technologies had approximately $9.2 million in cash and cash equivalents. Total debt on the balance sheet was $138.2 million, representing $128.2 million of the convertible senior notes and $10 million drawn against the line of credit. As of March 28, 2008, Jazz had unused borrowing capacity of an additional $34.0 million under a three-year senior secured revolving credit facility with Wachovia Capital Finance Corporation.

Second Quarter 2008 Business Outlook
“Based on our backlog and utilization metrics, we expect second quarter 2008 sales in the range of $45 to $47 million. The lower revenue reflects initial indications from major customers of inventory build-up in select markets, particularly handset and wireless LAN. Despite lower revenue, we expect second quarter EBITDA and free cash flow again to be positive,” said Paul Pittman, chief financial and administrative officer of Jazz Technologies.

Conference Call

Chairman and chief executive officer, Gil Amelio, and chief financial and administrative officer, Paul Pittman, will discuss the first quarter performance along with the outlook for the second quarter of 2008, during a conference call today at 2:00 p.m. PST (5:00 pm EST).

To listen to the call and have the opportunity to ask questions, please dial 866.203.3436 (domestic) or 617.213.8849 (international) five to ten minutes before the call and reference the passcode 50732847. A simultaneous live Webcast of the call will be available at the Investor Relations section of the Jazz Technologies website at http://www.jazztechnologies.com. An online playback of the Webcast will be available on Jazz Technologies website for at least 90 days following the call. A replay of the call can also be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international), and referencing passcode 74746841.

Reconciliation of First Quarter GAAP Net Loss to EBITDA and Free Cash Flow
This press release contains certain non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization) and free cash flow (EBITDA minus net cash interest expense and sustaining capital expenditures). Jazz Technologies’ management believes that EBITDA provides insight into the company’s ability to service its indebtedness and free cash flow provides insight into the amount of cash that the company has available for discretionary uses after expenditures for interest and sustaining capital expenditures. In addition, these measures are presented because they are frequently used by securities analysts, investors and others in the evaluation of semiconductor companies.

(All figures in millions)
	Q108	Q407
Net loss	(4.0)	(4.5)
Net Interest Expense	3.1	3.2
Income & Other Taxes	-	(0.2)
Depreciation and Amortization	9.4	9.7
EBITDA	8.5	8.2

CAPEX	(2.2)	(1.1)
Net Cash Interest Expense	(2.8)	(2.8)
Free Cash Flow	3.5	4.3

Neither EBITDA nor free cash flow is defined under GAAP and should not be considered in isolation or as a substitute for net earnings and other consolidated earnings data prepared in accordance with GAAP or as a measure of the company’s profitability. EBITDA and free cash flow may not be comparable to similarly titled measures used by other companies.

About Jazz Technologies and Jazz Semiconductor
Jazz Technologies™ (AMEX: JAZ) is the parent company of its wholly-owned subsidiary, Jazz Semiconductor, Inc.  Jazz Semiconductor® is an independent wafer foundry focused primarily on specialty CMOS process technologies, including High Voltage CMOS, SiGe BiCMOS and RFCMOS for the manufacture of highly integrated analog and mixed-signal semiconductor devices. The company's specialty process technologies are designed for customers who seek to produce analog and mixed-signal semiconductor devices that are smaller and more highly integrated, power-efficient, feature-rich and cost-effective than those produced using standard process technologies. Jazz Semiconductor’s customers target the wireless and high-speed wireline communications, consumer electronics, automotive and industrial end markets. Jazz Semiconductor's U.S. wafer fabrication facilities, and its and Jazz Technologies’ executive offices, are located in Newport Beach, CA.  For more information, please visit and http://www.jazztechnologies.com and http://www.jazzsemi.com.

Forward-looking Statements
This press release, and other statements Jazz Technologies or Jazz Semiconductor may make, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to Jazz Technologies’ and the industry’s future financial or business performance. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “expect,” “anticipate,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” “result” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions. Forward-looking statements include statements regarding the expected utilization rates, revenues, EBITDA and free cash flow for the second quarter of 2008 and beyond, and the expectations relating to new product designs, future margin expansion and increase in revenue diversification.

Forward-looking statements are based largely on expectations and projections about expected financial and business performance for the second quarter of 2008 and beyond as well as future events and future trends and are subject to numerous assumptions, risks and uncertainties, which change over time. Jazz Technologies’ actual results could differ materially from those anticipated in this press release and you should not place any undue reliance on such forward looking statements. Factors that could cause actual performance to differ from these forward-looking statements include industry conditions, general economic and financial market conditions, Jazz Technologies’ ability to continue to implement, and the continued effectiveness of, cost saving measures, Jazz Technologies’ ability to continue to grow its specialty process business and the other risk factors and uncertainties disclosed in Jazz Technologies’ filings with the SEC. Jazz Technologies’ filings with the SEC are accessible on the SEC’s website at http://www.sec.gov. Forward-looking statements speak only as of the date they are made.

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